EXHIBIT 11

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
               (in thousands, except share and per share data)


                                                                             Primary              Fully Diluted
                                                                         --------------           --------------
                                                                            Year Ended               Year Ended
                                                                         March 31, 1996           March 31, 1996
                                                                         --------------           --------------
Net income.........................................................           $4,914                  $4,914
                                                                              ======                  ======
Pro forma weighted average common and common equivalent
shares outstanding
     Shares outstanding from beginning of period...................            4,060                   4,060
Pro rata shares
     Pro forma shares required to retire outstanding debt..........                -                       -
     Capital contribution..........................................                0                       0
     Sales of stock................................................              840                     840
     Purchase of treasury stock....................................              (22)                    (22)
     Assumed exercise of warrants using the treasury stock
     method........................................................               27                      29
     Assumed exercise of stock options using the treasury stock
     method........................................................               76                      78
                                                                               -----                   -----
     Pro forma weighted average common and common
     equivalent shares outstanding.................................            4,981                   4,985
                                                                               =====                   =====
Pro forma earnings per common and common equivalent
share..............................................................            $ .99                   $ .99
                                                                               =====                   =====

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